Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Company Contacts	Investor Contact
TROY Group, Inc.	TROY Group, Inc.
Patrick Dirk, President & CEO	Myra Erickson (inquire@troygroup.com)
Jim Klingler, Chief Financial Officer
(949) 250-3280	(949) 798-4644
www.troygroup.com	www.troygroup.com

DIRK, INC. TO ACQUIRE TROY GROUP, INC.

Santa Ana, CA - May 26, 2004 – TROY Group, Inc. (NASDAQ: TROY) today announced that it has entered into a merger agreement with Dirk, Inc., a company controlled by Patrick Dirk, the founder of TROY, and his family members, pursuant to which Mr. Dirk and his family will acquire the outstanding shares of TROY common stock that they do not already own.

Under the terms of the agreement, stockholders of TROY (other than Dirk, Inc. and the Dirk family members) will receive $3.06 per share, in cash, for each outstanding share of common stock of TROY owned by such stockholders.  The transaction is structured as a forward merger in which Dirk, Inc. will merge with and into TROY, with TROY continuing as the surviving corporation.  The Boards of both companies have unanimously approved the merger.  In the case of the TROY Board, the approval follows the unanimous recommendation of a special committee of outside directors of TROY that was formed to evaluate and respond to the Dirks’ proposal.

According to Mr. Dirk, “Since the Special Meeting of our stockholders on September 18, 2003, we have operated as a public company with a focus on returning TROY to profitability and growth. We were successful in returning TROY to five consecutive quarters of profitability through significant cost control measures. However, even with the introduction of several new products, we have not been able to achieve the growth that we believe is necessary to support a public company. Without the appropriate level of growth and with the costs of being a public company continuing to increase significantly, the board determined that the best course of action for all of our stockholders would be for TROY to become a private company.”

The Company expects the merger to close in August 2004.  The merger is subject to approval by TROY stockholders as required under applicable state law, to completion of financing arrangements necessary to accomplish the merger, and to certain other closing conditions.

Prior to consummation of the merger, TROY will file a proxy statement with the Securities and Exchange Commission.  Investors and stockholders are advised to read the proxy statement when it becomes available because it will contain important information about the parties to the merger and the terms and conditions of the merger. Investors and stockholders may obtain copies of the proxy statement (when available) and other documents filed by the parties with the Securities and Exchange Commission, free of charge, at the Securities and Exchange Commission’s website at http://www.sec.gov.  Investors and stockholders may also obtain, free of charge, copies of the proxy statement (when available) and such other documents from TROY by directing such request to TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California, 92705, (949) 250-3280.

TROY and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of TROY with respect to the transactions contemplated by the merger agreement.  Information regarding such executive officers and directors is included in TROY’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003.  This document is available, free of charge, at the Securities and Exchange Commission’s website at http://www.sec.gov and from TROY at TROY Group, Inc., 2331 South Pullman Street, Santa Ana, California, 92705, (949) 250-3280.

About TROY Group

TROY Group, Inc. (“TROY”) offers a full range of products to its customers in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions. Secure Payment Systems include Security Printing Solutions which enable the secure printing and management of checks, and Financial Service Solutions which enable secure electronic payments. Wireless and Connectivity Solutions includes hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. TROY distributes productions to major corporations, banks, key government accounts and distributors worldwide. Visit TROY at www.troygroup.com.

Forward-looking statements of TROY (statements that are not historical fact) in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should, and the negative of these terms or other similar expressions. These statements, including statements regarding the acquisition of our common stock by Dirk, Inc., the merger consideration, effects of the merger, timing of the closing and our ability to achieve profitability and growth, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, receipt of stockholder approval of the merger, completion of financing arrangements and the satisfaction of the other closing conditions, continued demand for printed financial documents, market acceptance of products incorporating wireless printing technologies, our ability to enhance existing products and develop new products, our ability to hire and retain qualified management, technology and other personnel, impact of competition from existing and new technologies and companies, and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange Commission. Statements included in this news release are based upon information known to TROY as of the date of this release, and TROY assumes no obligation to update information contained in this news release.

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